Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Martin A. Dietrich, CEO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6119

NBT BANCORP INC. ELECTS NEW CHAIRMAN, ANNOUNCES SUCCESSION PLAN
AND EXPANDED EXECUTIVE ROLES

NORWICH, NY (May 4, 2016) – The Board of Directors of NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) elected President and CEO Martin A. Dietrich to the position of chairman on May 3, 2016, following the retirement of Daryl R. Forsythe. Dietrich also announced his intention to retire from active employment in December 2016.

Dietrich began his career in financial services with NBT Bank, N.A. (the Bank) in 1981. He joined the Bank’s senior management team in 1995. Dietrich became president of the Bank in 2000; advanced to president and CEO of the Bank and president of NBT in 2004; and ultimately became CEO of NBT in 2006. He joined the Bank Board of Directors in 1993 and NBT’s Board of Directors in 2005. Dietrich is a graduate of Colgate University with a Bachelor’s Degree in Economics.

The NBT Board of Directors also unanimously endorsed a succession plan that calls for the promotion of John H. Watt, Jr. to the position of president of the Bank effective immediately and expanded roles for other members of NBT’s Executive Management Team. Upon Dietrich’s retirement from active employment, Watt will succeed him as chief executive officer of NBT and the Bank.

“NBT has benefited from consistent leadership for several decades,” said Dietrich. “We are pleased to have the resources within our organization to create this succession plan. The Board’s unanimous endorsement of the plan speaks to the high level of confidence they have in John Watt and NBT’s entire Executive Management Team.”

Watt joined NBT in 2014 to lead the Bank’s expansion into Maine and establish a regional headquarters in Portland. Since joining NBT, his role has expanded to provide executive leadership for credit administration, consumer lending, marketing and product development. He was promoted to executive vice president and joined NBT’s Executive Management Team in 2015.

Watt has over 30 years of experience in financial services. Prior to joining NBT, he was executive vice president of commercial banking, investment management and bank operations at Alliance Bank, N.A. through the merger with the Bank in 2013. He was also a member of the Board of Directors for Alliance Bank and Alliance Financial Corporation. Previously, he was employed by JP Morgan Chase and its predecessors. He is a graduate of Rutgers University with a Bachelor’s Degree in Political Science and earned his Juris Doctor from The National Law Center at George Washington University.

Executive Vice President and President of Wealth Management Timothy L. Brenner’s responsibilities have expanded to include oversight of all non-bank business, including wealth management and financial services, NBT’s 401(K) plan recordkeeping firm, EPIC Advisors, Inc., and NBT-Mang Insurance Agency.

Brenner has over 25 years of financial services experience. Prior to joining NBT in 2012, he was employed at M&T Bank as senior vice president of M&T Investment Group where he managed their multi-state Institutional Services Division. He was also president of MTB Funds and M&T Life Insurance Company. He holds a Certified Financial Planner designation. He earned his Bachelor’s Degree from Kalamazoo College and his Master’s Degree in Education from John Carroll University.

Executive Vice President Matthew K. Durkee was promoted to the position of president of New England. Durkee joined NBT in 2009 to lead the Bank’s expansion into Vermont. His leadership responsibilities have expanded as the Bank’s presence in New England has grown to include Massachusetts, New Hampshire and now Maine. He also provides executive oversight for the Bank’s Residential Mortgage Division. Durkee was promoted to executive vice president and joined NBT’s Executive Management Team in 2015.

Durkee has over 30 years of experience in financial services. Prior to joining NBT, he was senior vice president of regional financial services and president of Chittenden Canada for People’s United Bank, based in Bridgeport, Ct., and its predecessor, Chittenden Bank, based in Burlington, Vt. He received his Bachelor’s Degree in Business Administration from Green Mountain University and graduated from the Stonier Graduate School of Banking.

Executive Vice President Joseph R. Stagliano is also taking on a broader leadership role and now has responsibility for Retail Banking in addition to his duties as chief information officer where he oversees functions related to information technology, operations, systems development and facilities. Stagliano’s new title is executive vice president of operations and retail banking.

Stagliano has 25 years of experience in the financial services industry. He joined NBT in 1999 and has held a number of leadership positions in Operations. He was promoted to chief information officer and joined NBT’s Executive Management Team in 2006. Prior to joining NBT, Stagliano was employed by MetLife and advanced to leadership roles in customer service and call center management during his tenure there. Stagliano holds a Bachelor’s Degree in Business and Public Management from the State University of New York Institute of Technology in Utica.

Corporate Overview

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, N.Y., with total assets of $8.5 billion at March 31, 2016.  The company primarily operates through NBT Bank, N.A., a full-service community bank, and through two financial services companies.  NBT Bank, N.A. has 155 banking locations with offices in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire and Maine. EPIC Advisors, Inc., based in Rochester, N.Y., is a full-service 401(k) plan recordkeeping firm. NBT-Mang Insurance Agency, based in Norwich, N.Y., is a full-service insurance agency. More information about NBT and its divisions can be found on the Internet at: www.nbtbancorp.com, www.nbtbank.com, www.epic1st.com and www.nbtmang.com.

Forward-Looking Statements

This news release contains forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of NBT Bancorp Inc. and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of factors, many of which are beyond NBT’s control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Forward-looking statements speak only as of the date they are made. Except as required by law, NBT does not update forward-looking statements to reflect subsequent circumstances or events.